Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Financial Engines, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this November 19, 2015.

ST. DENIS J. VILLERE & COMPANY, L.L.C.

By:	/s/ George Young
Name:	George Young
Title:	Member

GEORGE V. YOUNG

/s/ George Young

ST. DENIS J. VILLERE, II

/s/ St. Denis J. Villere, II

ST. DENIS J. VILLERE, III

/s/ St. Denis J. Villere, III

GEORGE G. VILLERE

/s/ George Villere